Exhibit 10.09

To:	Steven M. Stangl
From:	West Corporation Compensation Committee
Date:	January 28, 2008

Re:	2008 Compensation Plan – Exhibit A

The compensation plan for 2008 while you are employed by West Corporation as President of West Communication Services (West Telemarketing Corporation, West Business Services Corporation, West Interactive Corporation, West Direct, Inc.) is outlined below:

1.	Your base salary will be $450,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services as an employee through the date of your actual termination per your Employment Agreement.

2.	You will receive a bonus based on Communication Services Net Operating Income before Corporate Allocations and Before Amortization at the rate outlined below.

Net Operating Income Before Corporate Allocations and Before Amortization	Rate
$0 - $205,000,000	0.18%
Over $205,000,000	2.0%

The bonus will be paid quarterly and trued up annually. 75% of the quarterly bonus will be paid within thirty (30) days from the end of the quarter. 100% of the total bonus earned will be paid no later than February 28, 2009.

3.	In addition, if West Corporation achieves its 2008 publicly stated EBITDA objective, you will be eligible to receive an additional one-time bonus of $100,000. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, minority interest, and shared based compensation. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

4.

You will be paid the amount due for any quarterly bonuses within thirty (30) days after the quarter ends, except for the 4th Quarter and annual true-up amounts, which will be paid no later than February 28, 2009.

5.	All objectives are based upon West Corporation and the Communication Services operations and will not include income derived from other mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually approved by West Corporation’s Compensation Committee.

6.	At the discretion of executive management, you may also receive an additional bonus based on your individual performance. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

7.	The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee’s benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 2006 Stock Incentive Plan.

/s/ Steven M. Stangl
Employee – Steven M. Stangl